Logo: Janus Capital Group

151 Detroit Street
Denver, Colorado 80206


April 3, 2007

First Security Benefit Life Insurance and Annuity Company of New York
Attn:  General Counsel
One Security Benefit Place
Topeka, KS 66636-001

RE: ACTION REQUIRED - RULE 22-C(2) OF THE INVESTMENT COMPANY ACT OF 1940

Dear Client:

Effective May 23, 2005, the Securities and Exchange Commission adopted Rule 22-c(2) (and as may be amended from time to time, the "Rule") of the Investment Company Act of 1940 (the "1940 Act"). The Rule requires that Janus enter into written agreements with its financial intermediaries (as such term is defined in the Rule) whereby each such financial intermediary agrees to provide Janus with certain shareholder identity and transaction information and to carry out certain instructions from Janus. These requirements are designed to allow Janus to more effectively enforce its market timing policies in an effort to protect Janus and its shareholders from the harmful effects of short-term trading. Based upon our records, your company ("Intermediary") is a financial intermediary covered by the Rule.

PLEASE NOTE THAT THE SEC HAS ESTABLISHED A COMPLIANCE DATE OF APRIL 16, 2007 FOR FUND FIRMS TO ENTER INTO WRITTEN SHAREHOLDER INFORMATION AGREEMENTS WITH FINANCIAL INTERMEDIARIES. FAILURE TO EXECUTE AN AGREEMENT WITH JANUS BY THE APRIL 16, 2007 COMPLIANCE DATE WILL RESULT IN OUR INABILITY TO CONTINUE TO ACCEPT PURCHASE ORDERS YOU PLACE ON BEHALF OF YOUR CLIENTS.

In order to comply with the Rule, Janus and Intermediary desire to enter into this agreement ("Letter Agreement") to reflect their respective obligations with respect to the Rule. For good and valuable consideration, the receipt of which is hereby acknowledged, Janus and Intermediary hereby agree as follows:

1.       SHAREHOLDER INFORMATION

         1.1 AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide Janus, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account of Janus maintained by the Intermediary during the period covered by the request.

                  1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. Janus may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by Janus for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Janus.

                  1.1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to Janus or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to Janus the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by Janus, block further purchases of fund Shares from the indirect intermediary. In such instance, Intermediary agrees to inform Janus whether it plans to perform (i) or
(ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Janus should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as provided for in the Rule.

                  1.1.3 LIMITATIONS ON USE OF INFORMATION. Janus agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

         1.2 AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from Janus to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Janus as having engaged in transactions of the fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by Janus for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Janus.

                  1.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  1.2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

                  1.2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to Janus that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

         1.3. DEFINITIONS For purposes of this Letter Agreement:

                  1.3.1 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by Janus under the 1940 Act that are held by the Intermediary.

                  1.3.2    The term "Shareholder" means:

a. the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name;

                  b. as this Letter Agreement relates to retirement plan accounts, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of the Shares; and

                  c. as this Letter Agreement relates to accounts of variable annuities or variable life insurance contracts, the holder of interest in a variable annuity or variable life insurance contract issued by the Intermediary.

                  1.3.3 The term "written" includes electronic writings and facsimile transmissions.

2.       EFFECTIVENESS OF LETTER AGREEMENT.

         2.1 EFFECTIVE DATE. The provisions of this Letter Agreement shall become effective as of the final compliance date included in the Rule.

3. REPRESENTATIONS AND WARRANTIES. The parties each represent, warrant, and covenant that they: (a) will comply in all material respects with all applicable laws, rules and regulations; and (b) are authorized to enter into this Letter Agreement;

4.       MISCELLANEOUS.

         4.1 No modification of any provision of this Letter Agreement will be binding unless in writing and executed by all of the parties hereto. No waiver of any provision of this Letter Agreement will be binding unless in writing and executed by the party granting such waiver.

         4.2 This Letter Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Letter Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of each party or as expressly contemplated by this Letter Agreement.

         4.3 This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

         4.4 This Letter Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Please acknowledge your agreement to this Letter Agreement by signing where indicated below and return it to the following address:

                  Janus Services LLC
                  151 Detroit Street
                  Denver, CO 80206
                  Attn: Angela Kotsines

Please address all questions or comments to Angela Kotsines at 303-336-4358 or at angela.kotsines@janus.com


Sincerely,

/s/ Michelle Rosenberg

Michelle Rosenberg
Assistant Vice President


AGREED AND ACKNOWLEDGED:



FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK


By:   ______________________________________________

Name: ______________________________________________

Title:______________________________________________